Exhibit 10.1.e

Strategic Energy, L.L.C.
Annual Incentive Plan 2005
Amended May 2, 2005

Objective
The Strategic Energy, L.L.C. (SE) Annual Incentive Plan (Bonus Plan) is designed to reward sustained value creation by providing competitive incentives for the achievement of annual financial goals. By providing market-competitive target awards, the plan supports the attraction and retention of talent critical to achieving SE's strategic business objectives.

Eligible participants include executives as approved by the Compensation and Development Committee (the Committee) of the Board of Directors of Great Plains Energy Incorporated.

Target Awards
Target award levels are set as a percentage of the employee's base salary. The percentage will vary based on organizational responsibilities and market-compilation bonus levels based on general industry data designed to meet market competitive compensation programs. The annual target award percentages of base salary are set forth on Appendix I attached hereto.

Pre-Tax Income Performance Goals
The size of the entire award under the Bonus Plan will be determined by SE's pre-tax income. The proposed goals for the 2005 annual incentive plan year are set forth in Appendix II attached hereto.

The pre-tax income is subject to an established threshold, target and maximum levels. The Bonus Plan will pay 100% at target. Fifty percent (50%) of the incentive is payable at the threshold level of performance and 150% of the incentive is payable at the maximum level of performance. If performance falls below target but is above threshold, the amount of the award payable will be below the target level. Similarly, performance above target will result in an award higher than target level.

Individual Incentive Awards
Individual incentive awards will reflect a mix of SE balanced scorecard measures and individual goals; the current actual mix for each employee will be determined based upon his/her role and contribution to the organization as reflected on Appendix III. Individual awards will not be paid for executives if the corporate EPS performance falls below the threshold level for the year.

Exceptions
The goals established for the plan period are fixed for the duration period and will only be changed.

APPENDIX I

Strategic Energy, L.L.C.
Annual Incentive Plan 2005

Annual Target Award Percentages of Base Salary

Executive	Annual Target Award Opportunity
Malik	60%
Purdy	50%
Lauer	50%
Washburn	50%
Sebben	40%
Fox	50%
Shaw	40%

APPENDIX II

Strategic Energy, L.L.C.
Annual Incentive Plan 2005

Goals

Size of award to be determined by SE's pre-tax income.

Pre-Tax Earnings
Threshold - 50%
Target - 100%
Max - 150%

Individual Awards will be weighted between Great Plains Energy goals; the following SE balanced scorecard goals and individual goals.

Note:  Information regarding specific threshold, target and maximum pre-tax income amounts is confidential and has been removed.

APPENDIX III

Strategic Energy, L.L.C.
Annual Incentive Plan 2005

Weighting of Performance Goals

	GPE Balanced Scorecard	SE Balanced Scorecard	Business Unit/Department Balanced Scorecard	Individual
Malik	20%	60%	0%	20%
Purdy	0%	80%	0%	20%
Lauer	0%	20%	60%	20%
Washburn	0%	20%	60%	20%
Sebben	0%	20%	60%	20%
Fox	0%	20%	60%	20%
Shaw	0%	20%	60%	20%